GlaxoSmithKline plc S-8

Exhibit 4.7

AMENDMENT NO. 1

TO THE

GSK Puerto Rico 401(K) PLAN

(amended and restated effective April 1, 2013)

Pursuant to resolutions of the Board of Directors of GlaxoSmithKline Puerto Rico Inc., adopted January 13, 2016, the GSK Puerto Rico 401(k) Plan (the “Plan”) is hereby amended as follows effective January 1, 2016, unless otherwise noted:

1.            The following definitions are hereby restated or added to Article II to read as follows:

“Account” means the separate account maintained for each Participant which represents the Participant’s total proportionate interest in the several investment funds maintained under the Plan and which consists of the sum of the following sub-accounts, which in each case shall include any contributions of the same type credited under a plan merged into the Plan:

“After-Tax Contributions Account” shall be allocated the balance of any Basic and Additional Contributions Accounts in the Plan as of March 31, 1998 (as defined then) and After-Tax Contributions, and any gains and losses of the Trust Fund attributable thereto.

“Company Matching Contributions Account” shall be allocated Company Matching Contributions and any gains or losses of the Trust Fund attributable thereto.

“GSK Core Contributions Account” shall be allocated the GSK Core Contributions and any gains or losses of the Trust Fund attributable thereto.

“DCRP Account” shall be allocated the DCRP Contributions and any gains or losses of the Trust Fund attributable thereto.

“Pre-Tax Contributions Account” shall be allocated Pre-Tax Contributions and any gains and losses of the Trust Fund attributable thereto.

“Prior Company Matching Contributions Account” shall include the Prior Company Matching Contributions and any gains and losses of the Trust Fund attributable thereto.

“Rollover Contributions Account” shall be allocated any Rollover Contributions and any gains or losses of the Trust Fund attributable thereto.

“After-Tax Contributions” means the after-tax contributions made by a Participant as described in Section 4.2, and amounts denominated as after-tax contributions under a plan merged into the Plan or a plan of which its assets or portion of its assets are transferred to the Plan.

“Corporate Transaction” means a transaction pursuant to which the Company or an Affiliated Company (i) acquires an ownership interest in an employer such that such employer becomes an Affiliated Company, (ii) acquires substantially all of the assets of a trade or business of an employer, as a result of which former employees of such employer become Employees, or (iii) engages in a joint venture pursuant to which employees of the joint venture employer become Employees.

“DCRP Contribution” means, effective on and after the date of the trust-to-trust transfer of Novartis Plan assets into the Plan, amounts denominated under the Novartis Plan as “Retirement Contributions” that are transferred to the Plan and amounts contributed pursuant to Appendix C.

“Novartis Plan” means the Novartis Corporation Retirement Savings Plan for Puerto Rico Employees.

“Pre-Tax Contributions” means the voluntary contributions made by a Participant as described in Section 4.1, and amounts denominated as pre-tax contributions under a plan merged into the Plan or a plan of which its assets or portion of its assets are transferred to the Plan.

“Prior Company Matching Contributions” means:

(a)       The balance of any Company Matching Contributions as of March 31, 1998 (as defined then);

(b)       The balance of 1165(e) Matching Contributions Accounts in the Plan as of June 30, 2001 (as defined then);

(c)       Company Matching Contributions made under the Block Drug Co. Savings Plan as of May 22, 2002 (as defined therein); and

(d)       Effective on and after the date of the trust-to-trust transfer of plan assets into the Plan, amounts denominated under the Novartis Plan as “Matching Employer Contributions” and “Base Contributions.”

“Rollover Contributions” means the contributions made by a Participant, as described in Section 4.3, and any rollover contributions credited under a plan merged into the Plan or plan of which its assets or portion of its assets are transferred to the Plan.

2.            Section 3.3 of the Plan is hereby restated in its entirety to read as follows:

“3.3        Corporate Transactions. Except as otherwise provided in this Section 3.3, an individual who becomes an Employee as the direct result of a Corporate Transaction shall not be treated as an Employee before he is first credited with an Hour of Service. An employee of an acquired company listed in Appendix A who became an Employee as a direct result of the Corporate Transaction, and who subsequently became an Eligible Employee as of the relevant eligibility service effective date listed in Appendix B for such acquired company, shall be credited with a Period of Service for purposes of Section 3.2.2 based on an Employment Commencement Date determined as of his employment commencement date with the acquired company.”

3.            Section 6.1.2.2 of the Plan is hereby restated in its entirety to read as follows:

“6.1.2.1             If the vested portion of the Participant’s Account exceeds $5,000 (or such higher amount as may be permitted under applicable law or regulation), annual installments over a period not extending beyond five (5) years (or 20 years for distributions made after January 1, 2016. While any annual installments remain unpaid, the value of the Participant’s Account shall continue to be adjusted to reflect any gains, losses, income and expenses of the Investment Fund. A Participant may elect, in the form and manner required by the Plan Administrator, to accelerate the payment of the Account and receive a single sum payment.”

4.            A new Section 7.5 is hereby added to the Plan to read as follows:

“7.5        Withdrawals After Age 59½. Notwithstanding Sections 7.2 through 7.4, upon his attainment of Age 59½, a Participant who is an Employee may withdraw the following amounts in the order set forth hereafter:

7.5.1. Up to the total amount of his After-Tax Contribution Account; plus

7.5.2. Up to the total amount of his Rollover Contribution Account; plus

7.5.3. Up to the total amount of his Prior Company Matching Contribution Account; plus

7.5.4. Up to the total amount of his DCRP Account; plus

7.5.5. Up to the total amount of his Pre-Tax Contribution Account;

7.5.6. less any amounts previously withdrawn therefrom, by submitting his request in accordance to such rules as the Plan Administrator may from time to time prescribe.”

5.            A new Section 10.4 is hereby added to the Plan to read as follows:

“10.4.    Trust-to-Trust Transfer. The Committee may accept or make a direct transfer of assets on a trust-to-trust basis from or to any plan qualified under PR Code Sections 1081.01(a) or 1081.01(d). Assets transferred to the Plan pursuant to this Section 10.4 shall be fully vested. As of January 1, 2016, the Plan accepts a transfer of assets and liabilities for Participant’s who were previously participants in the Novartis Plan and who were who were actively employed by Ex-Lax, Inc. between March 2, 2015 and December 31, 2015, including individuals whose employment was terminated by Ex-Lax, Inc. and were not rehired by Novartis Corporation (or affiliate thereof) during such period.”

6.            A new Appendix B, Acquisition Table, is hereby added to the Plan to read in the form attached hereto.

A new Appendix C, Special 2016 Employer Contribution; Novartis Loans, is hereby added to the Plan to read in the form attached hereto.

Executed this _____ day of ___________, 2016.

GlaxoSmithKline Puerto Rico Inc.,
a GlaxoSmithKline company

By:
Name:
Title:

APPENDIX B

ACQUISITION TABLE

Pursuant to Section 3.3, an Employee shall be credited with a Period of Service for purposes of Section 3.2.2 with an Employment Commencement Date determined based on his employment commencement date with one of the acquired or affiliated companies listed below, provided he is an eligible Employee of a Participating Company on the relevant Eligibility Service Effective Date:

Acquired / Affiliated Company	Eligibility Service Effective Date
Ex-Lax, Inc.[1]	January 1, 2016

1       Employees of Ex-Lax, Inc. whose employment transitioned from Novartis to GlaxoSmithKline as part of the formation of the consumer healthcare business joint venture with Novartis shall be credited with a Period of Service for purposes of Section 3.2.2 with an Employment Commencement Date determined based on his employment commencement date with Novartis.

APPENDIX C

SPECIAL 2016 EMPLOYER CONTRIBUTION; NOVARTIS LOANS

Defined terms not defined herein have the meanings assigned to them in the Plan. Unless specified otherwise, all section references are references to the Plan.

C.1.        Purpose. In general, this Appendix C provides for the terms and conditions of a one-time Company contribution to certain eligible Participants described below and the transfer of loans in connection with the Novartis Plan transfer of assets to the Plan.

C.2.        DCRP Contribution.

C.2.1. Eligibility. This Section C.2 shall apply only to each Participant:

(A)          who is or was an employee of Ex-Lax, Inc. whose employment transitioned from Novartis to GlaxoSmithKline as part of the formation of the consumer healthcare business joint venture with Novartis on or after March 2, 2015; and

(B)          was eligible to receive a “Retirement Contribution” (as defined in the Novartis Plan) for the plan year ending December 31, 2015.

C.2.2.      Contribution. A Participant who meets the eligibility requirements of Section C.2.1 shall have his DCRP Account credited with the Retirement Contribution such Participant would have otherwise received under the Novartis Plan for its plan year ending December 31, 2015, pursuant to the terms of such plan. The contribution provided by this Appendix C shall be credited to the Participant’s DCRP Account no later than December 31, 2016 and shall be fully vested.

C.3.        Transferred Loans. Outstanding loan balances under the Novartis Plan of Participants who are or were employees of Ex-Lax, Inc. and whose employment transitioned from Novartis to GlaxoSmithKline as part of the formation of the consumer healthcare business joint venture with Novartis on or after March 2, 2015 shall be transferred directly to the Trust Fund in connection with the Novartis Plan trust-to-trust transfer of assets described in Section 10.4 of the Plan. Notwithstanding any provision of the Plan to the contrary, but subject to such rules determined by the Plan Administrator, in its sole discretion, such transferred loans shall be subject to, and administered in accordance with, the terms and conditions of the loan policy, loan agreement, promissory note, security agreement and payroll withholding authorization, as applicable to such transferred loan.